Exhibit 99.01

El Paso Electric www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: September 18, 2006

Contacts:

Media:	Teresa Souza, 915-543-5823

Analysts: Rachelle Williams, 915-543-2257

El Paso Electric Announces Additional Share Repurchase Plan

El Paso Electric (EE) today announced that on September 14, 2006 its Board of Directors authorized a common stock buyback program for the repurchase of up to an additional 2.3 million shares of the Company’s common stock (the “2006 Plan”). The shares authorized under the 2006 Plan are in addition to the shares which remain available under a buyback program previously approved by the Board of Directors in February 2004 (the “2004 Plan”). The 2006 Plan will commence upon the completion of the repurchase of shares approved in the 2004 Plan.

During the period from August 8, 2006 to September 15, 2006, EE repurchased approximately 1.6 million shares of its common stock at an aggregate cost of approximately $37.0 million, including commissions, pursuant to the 2004 Plan. Approximately 0.1 million shares remain authorized to be repurchased under the 2004 Plan.

EE may in the future make purchases of its common stock pursuant to these buyback programs in open market transactions at prevailing prices and may engage in private transactions, where appropriate. As with EE’s previous stock repurchase programs, any repurchased shares will be available for issuance under employee benefit and stock option plans, or may be retired. EE does not undertake to update its disclosure regarding the number of shares purchased pursuant to its buyback plan except as part of its quarterly and annual filings with the Securities and Exchange Commission and the FERC or as otherwise required by law.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) disallowance of the retention of 75% of off-system sales margins by the PUCT; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde; (vii) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (viii) deregulation of the electric utility industry; (ix) reduced wholesale margins; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xii) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; (xiii) a possible reduction in the reliability of EE’s service and possible added expense in the event of a strike by, or lock out of, EE’s union employees; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960